Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
December 15, 2015	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Announces Special Cash Dividend of $0.27 per Common Share

MOUNT AIRY, NC – The Board of Directors of Surrey Bancorp (“the Company”, Pink Sheets: SRYB) has declared a special cash dividend of 27 cents ($0.27) per share on the Company’s common stock. The cash dividend is payable on January 12, 2016, to shareholders of record as of the close of business on December 28, 2015. Ted Ashby, President of Surrey Bancorp, stated the dividend was based on the Company’s current operating results, its strong financial condition and a commitment to delivering shareholder value.

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, 393 CC Camp Road in Elkin, North Carolina and 940 Woodland Drive in Stuart, Virginia. The Bank has opened a Loan Production Office at 717 Main Street, in North Wilkesboro, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance and provides full-service brokerage and investment services through its wholly owned subsidiary Surrey Investment Services, Inc. The insurance division, dba SB&T Insurance, is located at 199 North Renfro Street in Mount Airy. The brokerage division which operates through an association with LPL Financial, is located at 145 North Renfro Street in Mount Airy. The Bank also has a subsidiary sales finance company, Freedom Finance, LLC, located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

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